EXHIBIT 99.1

PRESTO**	Tel. 715-839-2121
National Presto Industries, Inc.	Fax. 715-839-2148
Eau Claire, WI 54703-3703	715-839-2122
715-839-2242

NEWS RELEASE	CONTACT: Randy Lieble
FOR IMMEDIATE RELEASE	(715) 839-2164

NATIONAL PRESTO INDUSTRIES, INC. ANNOUNCES
FIRST QUARTER 2004 SALES AND EARNINGS

        Eau Claire, Wisconsin (April 30, 2004) — National Presto Industries, Inc. (NYSE: NPK) announced today first quarter sales and earnings, as shown in the table below. Net earnings per share have been computed on the basis of the weighted average number of common shares outstanding for the respective periods.

        In response to questions about sales and earnings, Maryjo Cohen, President, stated, “While both the housewares/small appliance and defense divisions enjoyed an increase in revenues, the major source of the comparative sales gain for the quarter was attributable to the absorbent products division, specifically the adult incontinence and puppy pad lines purchased during fourth quarter 2003. The earnings decline was not unexpected, given the sizable comparative benefit enjoyed in 2003 from the partial reversal of the Company’s LIFO manufacturing reserve* reflecting the ongoing sale of products produced prior to the transition of production from domestic plants to the Orient. Although both the absorbent products and housewares/appliance divisions did enjoy earnings increases, these increases were largely offset by costs of a startup type nature in the defense division and reduced yields from the company’s portfolio, reflecting the interest rate reductions implemented by the Federal Reserve over the past several years.”

        The housewares/appliance division introduced three new products at the recent International Housewares Show. Those products included the ScandinavianDesign™ coffeemaker, (a drip coffeemaker which combines elegance with superb performance, featuring a sleek, space saving design and a patented top element that assures the perfect brewing temperature by heating the water a second time immediately before it reaches the coffee grounds), the BigGriddle™ cool touch griddle (a new cook top shaped griddle that prepares up to 50% more food than other jumbo griddles and at the same time maximizes the use of available counterspace), and the new version of the Pizzazz® pizza oven (easily differentiated from the original unit by its glossy black exterior).

        National Presto manufactures and sells small household electric appliances and pressure cookers under the PRESTO® brand name. It also produces absorbent products and defense items. The Company is widely recognized as an innovator of new products.

THREE MONTHS ENDED

	April 4, 2004	March 30,2003
Net Sales	$26,788,000	$22,054,000
Net Earnings	$1,495,000*	$2,053,000*
Net Earnings Per Share	$.22*	$.30*
Weighted Shares Outstanding	6,819,000	6,831,000

* Although both quarters were favorably impacted by a partial reversal of the LIFO reserve, the first quarter 2003 reversal was far larger ($773,000 — $.11 per share) than the comparable 2004 quarter ($216,000 — $.03 per share).

**Trademark of National Presto Industries, Inc.